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                                                                     EXHIBIT 5.1


                         [LATHAM & WATKINS LETTERHEAD]

                                February 12, 2002



Allied Waste North America, Inc.
15880 N. Greenway-Hayden Loop
Suite 100
Scottsdale, AZ 85260

               Re:    Registration Statement Relating to $750,000,000
                      Aggregate Principal Amount of 8-1/2% Senior Notes due 2008

Ladies and Gentlemen:

            In connection with the registration of $750,000,000 aggregate principal amount of 8-1/2% Senior Notes due 2008 (the "Exchange Notes") by Allied Waste North America, Inc., a Delaware corporation (the "Company"), and the guarantees of the Exchange Notes (the "Guarantees") by Allied Waste Industries, Inc., a Delaware corporation ("Allied"), and each of the entities listed on Schedule A hereto (each, including Allied, a "Guarantor" and collectively, the "Guarantors"), under the Securities Act of 1933, as amended (the "Act"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on February 12, 2002 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Exchange Notes and Guarantees will be issued pursuant to a Series Supplement (the "Supplement"), dated November 27, 2001, to an indenture (the Base Indenture and collectively with the Supplement, the "Indenture"), dated December 23, 1998, among the Company, the Guarantors and U.S. Bank National Association, formerly U.S. Bank Trust National Association, as trustee (the "Trustee").

            In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company and the Guarantors in connection with the authorization and issuance of the Exchange Notes and the Guarantees, respectively. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. We have examined, along with other documents, the following:

            (a)   the Indenture;

            (b)   form of Exchange Note; and

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LATHAM & WATKINS

    Allied Waste North America, Inc.
    Page 2


            (c) the Form of Guarantee.

            The documents described in paragraphs (a) through (c) above are referred to herein collectively as the "Transaction Documents."

            In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. To the extent it may be relevant to the opinions expressed herein, we have assumed that:

            (i) each party to the Transaction Documents other than the Company has the requisite organizational and legal power and authority to enter into and perform its obligations under the Transaction Documents and to consummate the transactions contemplated thereby;

            (ii) the Transaction Documents have been duly authorized, executed and delivered by each party thereto other than the Company and constitute valid and binding obligations of such other party, enforceable against each such other party in accordance with their terms;

            (iii) each party to the Transaction Documents other than the Company has complied with and will comply with all of its obligations under the Transaction Documents and all laws applicable thereto; and

            (iv) the Exchange Notes and the Outstanding Notes have been duly authenticated and delivered by the Trustee.

            We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

            Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement.

            Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

            1. The Exchange Notes have been duly authorized by all necessary corporate action of the Company, and when executed, authenticated and executed and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
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LATHAM & WATKINS

    Allied Waste North America, Inc.
    Page 3


            2. Each of the Guarantees has been duly authorized by all necessary corporate action of the respective Guarantor, and when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Exchange Notes against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will be the legally valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.

            The opinions rendered in paragraphs 1 and 2 above relating to the enforceability of the Exchange Notes and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.

            We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Exchange Notes or the Guarantors under the Indenture or the Guarantees of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

            To the extent that the obligations of the Company and the Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

            We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained therein.


                                        Very truly yours,

                                        /s/ Latham & Watkins